CONFIRMING STATEMENT

 This statement confirms that the undersigned, William B. Berry, has authorized and designated each of Van A. Welch, Dennis G. Berryhill and
 William L. Pardue, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
 Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of Van A.
Welch, Dennis G. Berryhill and William L. Pardue under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Van A. Welch, Dennis G. Berryhill and William L. Pardue are
not assuming any of the undersigned's responsibilities to comply with
 Section 16 of the Securities Exchange Act of 1934, as amended.

Date: 02/11/2008    /s/ William B. Berry
     William B. Berry